EXHIBIT 14

Code Of Business Conduct And Ethics
of
NeighborCare, Inc.

1.             Purpose

The NeighborCare, Inc. Code of Business Conduct and Ethics (the “Code”) is a guide to ethical decision-making.  While the standards in the Code are mainly based on laws to which we are all subject, in some cases they go beyond legal obligations.  In this respect, the Code reflects the values that define NeighborCare and the principle that we must strive to avoid any circumstances that may give rise to even an appearance of impropriety.  The standards in this Code may be further explained or implemented through corporate policies or other compliance manuals, including those relating to specific areas of our business.  This Code is available on the Internet, and related memoranda and manuals are available on ICE, the corporate intranet system or from our Legal Department or Human Resources Department.

Each of us is personally responsible for making sure that our business decisions and actions comply at all times with the rules and regulations of federal, state and local governments and other appropriate private and public regulatory agencies and this Code.  However, no set of standards should be considered the final word in all circumstances.  When you have doubts about the application of a standard or where we have not addressed a situation that presents an ethical issue, you should seek guidance from your immediate supervisor or from NeighborCare’s Compliance Officer.  In addition, each of us has a duty to report behavior on the part of others that appears to violate this Code or any other NeighborCare compliance policy or procedure.

All NeighborCare supervisory and management personnel, including all officers and directors have a special responsibility to lead according to the standards of this Code, in both words and action.  Our supervisory and management personnel are also expected to be available to anyone with ethical concerns, questions, or complaints.  We also maintain a confidential “hot line” that you can call, the details of which are set out at the end of this Code.  All concerns questions and complaints will be taken seriously and handled promptly, confidentially and professionally.  No retaliatory action will be taken against any employee for raising concerns, questions or complaints in good faith.

The following standards of conduct will be enforced at all organizational levels.  Anyone who violates them will be subject to prompt disciplinary action, up to and including dismissal.

This Code supplements and is not intended to replace any other current NeighborCare policy including our Employee Handbook, Policy On Insider Trading, Complaint Procedures For Accounting And Auditing Matters, Policy On Contribution And Donations and policies against discrimination or sexual harassment, which employees and directors, to the extent applicable, are required to follow but which do not constitute part of this Code.

2.             Covered Persons

This Code applies to all officers, directors and employees of NeighborCare and its affiliates.

Wherever we do business, we are required to comply with all applicable laws, rules and regulations.  We are also responsible for complying with requirements of contracts that we have entered into with other parties, such as distribution or supply agreements, service agreements, purchase and sale agreements, intellectual property licenses, confidentiality agreements, leases, and other agreements.  The standards in this Code must, of course, be interpreted in light of the law and practices of the areas where we operate, as well as good common sense.  Any questions as to the applicability of any law should be directed to NeighborCare’s Compliance Officer.  Any suspected or actual violation of any applicable law, rule or regulation or our contractual undertakings should be reported immediately to your immediate supervisor or your departmental manager or the Compliance Officer.  If you are not comfortable reporting to your immediate supervisor or Compliance Officer, you may report the situation to the confidential hotline, the details of which are set out at the end of the Code.

3.             Conflicts of Interest

A conflict of interest occurs whenever our private interests interfere, or appears to interfere, with NeighborCare’s interests as a whole.  In order for NeighborCare to carry out its business effectively, it must be assured of loyalty of each of its officers, directors and employees.  We must therefore refrain from entering into relationships that might impair our judgment as to what is best for NeighborCare.  Even relationships that give the appearance of a conflict of interest should be avoided.  You cannot avoid these standards by acting through someone else, such as a consultant, friend or family member.

There are many different ways in which conflicts of interest arise.  For example, personal financial interests, obligations to another company or governmental entity or the desire to help a relative or friend are all factors that might divide our loyalties. Examples of what constitute a conflict of interest are set out in NeighborCare’s Conflict Of Interest Policy.

If you believe it is not possible to avoid a conflict of interest or if you have a question about a potential conflict of interest, contact your immediate supervisor, NeighborCare’s Compliance Officer or NeighborCare’s General Counsel.

4.             Electronic Media & Software

All electronic media and communications systems such as voice mail, e-mail, commercial software and access to the Internet through Microsoft Internet Explorer or any other Internet service providers are the property of NeighborCare. Such systems are intended for business use only.  While occasional non-business use will not constitute a violation of this Code, employees should not consider such communications confidential.  For example, it would not be a violation of the Code for an employee to send his or her spouse an e-mail, but the contents would be subject to disclosure to NeighborCare. Communications on these systems are not private communications, but are business records that may be monitored by NeighborCare or subpoenaed by a court of law.  You should have no privacy expectations with respect to communications sent over these systems.

These systems should not be used to knowingly, recklessly or maliciously post, store, transmit, download or distribute any threatening, abusive, libelous, defamatory or obscene materials of any kind constituting a criminal offense, giving rise to civil liability or otherwise violating any laws.

5.             Shareholder & Media Relations

We will provide accurate, appropriate and timely material information to the public, including our shareholders and the media to keep them informed of matters which affect our organization.  To assure consistency and accuracy in these communications and to prevent the inadvertent disclosure of confidential information, you should not give statements to shareholders or the media.  If you are contacted by a shareholder, the request should be immediately forwarded to NeighborCare’s Director of Investor Relations.  If you are contacted by the media, the request should be forwarded to NeighborCare’s Vice President of Marketing.

6.             Avoidance of Unlawful Restraints of Competition

“Antitrust” or “Competition” laws govern the ways in which NeighborCare may compete.  The purpose of these laws is to prevent interference with a competitive market system.  Under these laws, companies or individuals may not enter into formal or informal agreements or understandings with other companies or individuals or engage in certain other activities that unreasonably restrict competition.  Illegal practices can include, among others, price fixing, allocating customers or territories or unlawfully abusing a dominant market position.

In contacts with competitors, you are generally prohibited from discussing competitively sensitive information, such as prices, pricing policies, contract terms, costs, inventories, marketing and product plans, market surveys, business plans, plans with respect to renovation or acquisition of property, and other proprietary or confidential information.  Such discussions or any collaboration with a competitor about competitively sensitive matters can be illegal.  Particular care should be taken when attending or participating in meetings of trade associations and similar industry organizations.

While discussions of some sensitive information may, under certain circumstances, be permissible, no such discussions with competitors should take place without prior approval of the General Counsel. You are required to report promptly to the General Counsel any instance in which a competitor has suggested that you conspire or collaborate with them in a manner inconsistent with these principles or applicable law.

7.                                      Environmental Protection

NeighborCare’s directors, officers and employees have a responsibility to protect the environment and human life and health.  It is, therefore, imperative that each of us accepts responsibility for compliance with laws and regulations governing the protection of the environment.  Supervisors and managers are expected to stay current with all relevant laws and regulations concerning the protection of the environment, to seek professional guidance when necessary, and to assure compliance with the laws and regulations.  Individuals who knowingly violate any environmental law or regulation will be subject to discharge and prosecution.  Accidental incidents which affect the environment are to be reported immediately, and measures are to be undertaken immediately to minimize environmental impact.

8.                                      Accurate Books and Records

U.S. law requires NeighborCare to make sure that its books and records accurately and fairly represent transactions and dispositions of our assets in reasonable detail.  It is a violation of our policy, and possibly illegal, for any of us to cause our books and records to be inaccurate in any way.  You must never create or participate in the creation of records that are misleading or artificial.  If you are asked to falsify the accounting records in any manner or are aware of falsification by anyone else in NeighborCare, you should immediately report the event in accordance with NeighborCare’s Complaint Procedures for Reporting Auditing and Accounting Matters.

You are expected to cooperate fully with our internal and independent auditors.  In particular, the following requirements must be strictly respected by all of us.

A.                                                                                   Access to NeighborCare Assets, Transactions on Management’s Authorization

Access to NeighborCare assets is permitted only in accordance with management’s general or specific authorization and transactions must be executed only in accordance with management’s general or specific authorizations.  Transactions involving NeighborCare must be recorded to permit preparation of our financial statements in conformity with generally accepted accounting principles and related requirements and to maintain accountability for NeighborCare’s assets.

B.                                                                                     Accurate Books

All NeighborCare books and records must be true and complete.  False or misleading entries are strictly prohibited, and NeighborCare will not condone any undisclosed liabilities or unrecorded bank accounts or assets established for any purpose.

C.                                                                                     Proper Payments

You may not authorize payment of NeighborCare funds knowing that any part of the payment will be used for any purpose other than the purpose described in the documents supporting the payment.

D.                                                                                    Appropriate Controls

Administrative and accounting controls must be implemented to provide reasonable assurance that NeighborCare is in compliance with the above requirements and that financial and other reports are accurately and reliably prepared, and fully and fairly disclose all required or otherwise material information.

E.                                                                                      Prohibited Actions

No director, officer or employee shall (i) take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of NeighborCare; or (ii) take any action to fraudulently influence, coerce, manipulate, or mislead any member of NeighborCare’s internal auditors engaged in the performance of an internal audit or investigation.

9.                                      Complete, Accurate and Timely Disclosure

NeighborCare is owned by its public shareholders and its shares are listed for trading on the NASDAQ National Market. As a result, we are obligated to make various disclosures to the public. NeighborCare is committed to full compliance with all requirements applicable to its public disclosures. NeighborCare has implemented disclosure controls and procedures to assure that its public disclosures are timely, compliant and otherwise full, fair, accurate, timely and understandable.  All employees, officers and directors responsible for the preparation of NeighborCare’s public disclosures, or who provide information as part of that process, have a responsibility to assure that such disclosures and information are complete, accurate and in compliance with NeighborCare’s disclosure controls and procedures.

10.                               Payments to Government Personnel or Agents

Practices that are considered acceptable in the commercial business environment, such as providing meals, transportation, entertainment or other things of value, may violate certain local, state or federal laws when we are dealing with governmental personnel or agents.  You must not give anything of value to governmental personnel or agents if this could be interpreted as an attempt to curry favor on behalf of NeighborCare.  Consult the Compliance Officer if there is any uncertainty about permitted interactions with governmental personnel or agents.

Commercial bribery of any nature is a violation of NeighborCare policy and is illegal under U.S. law.  You are strictly prohibited from offering any form of bribe, kickback or inducement to any person.  Normal and reasonable entertainment of non-governmental customers and suppliers covered by standard expense account reporting is permissible when not contrary to applicable law.

11.                               Charitable Contributions

We realize that there are many worthy organizations to which financial and non-financial contributions can be made by NeighborCare.  You are encouraged to support community and charitable organizations as individuals in order to improve your community.  We will consider and make financial contributions on a case-by-case basis to organizations which are in the communities where we have business.

Requests for contributions must be made in accordance with the Contribution and Donations Policy.

12.                               Waivers of the Code of Business Conduct and Ethics

Any request for a waiver of any standard in this Code by any NeighborCare executive officer or director may be granted only by the Board or, in the case of employees that are not executive officers or directors, the Chief Executive Officer. Only the Board or a designated committee of the Board may grant waivers involving any of NeighborCare’s executive officers or directors, and all waivers granted to executive officers and directors must be promptly disclosed to our shareholders.  All personnel should be aware that NeighborCare generally will not grant such waivers and will do so only when good cause is shown for doing so.

13.                               Audits; Investigations; Disciplinary Action

NeighborCare will conduct periodic audits of compliance with this Code.  Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and, upon the advice of the General Counsel, will be reported to the Board of Directors or the appropriate Board committee, and to the relevant authorities.  Knowingly false accusations of misconduct will be subject to disciplinary action.  You are required to cooperate fully with any internal or external investigation.  You must also maintain the confidentiality of any investigation and related documentation, unless specifically authorized by the General Counsel to disclose such information.

Appropriate disciplinary penalties for violations of this Code may include counseling, reprimands, warnings, suspensions with or without pay, demotions, salary reductions, dismissals, and restitution.  Disciplinary action may also extend to a violator’s supervisor insofar as NeighborCare determines that the violation involved the participation of the supervisor or reflected the supervisor’s lack of diligence in causing compliance with the Code.  Any person who takes any action whatsoever in retaliation against the employee who has in good faith raised any question or concern about compliance with this Code will be subject to serious sanctions, which may include dismissal for cause.

You are reminded that our document retention policies strictly prohibit the destruction or alteration of documentation undertaken with the intent to obstruct any pending or threatened investigation or proceeding of any nature or in contemplation of a proceeding.

14.                               Where to Turn for Advice

If you have questions about this Code, you should turn to your immediate supervisor or your department manager. You may approach any member of management with ethical questions or concerns without fear of retaliation.

NeighborCare’s Compliance Officer has been designated with responsibility for overseeing and monitoring compliance with this Code.  The Compliance Officer will make periodic reports to NeighborCare’s Audit and Compliance Committee regarding the implementation and effectiveness of this Code as well as NeighborCare’s policies and procedures to ensure compliance with this Code.

NeighborCare’s Compliance Officer may be reached at (410) 528-7466 or at compliance.officer@neighborcare.com.  If you wish to communicate any matter anonymously, we will maintain the confidentiality of your communication to the extent possible under applicable laws.  Communications intended to be confidential and anonymous should be mailed in writing, without indicating your name or address, to NeighborCare Compliance Officer, 601 East Pratt, Suite 300, Baltimore, Maryland 21202.

We have also established a confidential hotline to enhance our commitment to conducting business ethically and to give you a confidential option to report your concerns.  If, for any reason, you do not feel comfortable speaking with your supervisors and would prefer to remain anonymous, you may call our toll free reporting line at  (800) 738-3059. The confidential hotline is manned 24 hours a day, seven days a week by a communications specialist employed by an outside company.  All employee communications made in good faith will be treated promptly and professionally and without risk of retribution.

Adopted:  April 13, 2004

Acknowledgement

I acknowledge that I have received, read and understood NeighborCare’s Code of Business Conduct and Ethics and that my conduct as an employee, officer or director of NeighborCare must at all times comply with the standards and policies set out in the Code, as well as any other legal or compliance policies or procedures of NeighborCare.  I have not violated any standards or policies set out in the Code.

Officer/Director/Employee (Signature):

Printed Name:

Date: